Exhibit 99.1

New Media Announces Strong First Quarter 2018 Results and Dividend of $0.37 per Common Share

NEW YORK, N.Y. May 3, 2018 — New Media Investment Group Inc. (“New Media” or the “Company”, NYSE: NEWM) today reported its financial results for the first quarter ended April 1, 2018.

First Quarter 2018 Financial Summary

•	New Media declares a cash dividend of $0.37 per common share for the first quarter of 2018

•	Total revenues of $340.8 million, an increase of 10.8% to prior year on a reported basis, and down 4.5% on an organic same store basis excluding, for comparability, the impact to ASC Topic 606°

•	Digital revenue of $38.6 million, an increase of 23.3% to prior year on a reported basis

•	Operating income of $7.1 million

•	Net loss of $0.7 million

•	As Adjusted EBITDA of $32.5 million*

•	Free Cash Flow of $22.5 million*

•	Liquidity, consisting of cash on the balance sheet and undrawn revolver, of $106.5 million at the close of Q1 2018

First Quarter 2018 & Subsequent Business Highlights

•	Closed the acquisition of the Eugene, OR Register-Guard for $14.3 million on February 28, 2018

•	Closed the acquisition of substantially all of the assets of Holden, MA Landmark Corp. for $1.2 million on February 28, 2018

•	Closed the acquisition of the Gardner, MA News for $0.3 million effective as of March 31, 2018

•	Closed the acquisition of the Austin, TX American-Statesman for $47.5 million on April 2, 2018

•	Closed the acquisition of the Palm Beach Post and Daily News for $49.3 million on May 1, 2018

•	Announced the acquisition of the Akron, OH Beacon Journal for $16.0 million and the sale of GateHouse Media Alaska Holdings to Black Press Ltd; both deals are expected to close in the second quarter

•	Closed on $50.0 million of term loan debt on February 16, 2018 via the accordion feature of existing credit facility

•	Completed an equity offering subsequent to the quarter, raising $110.6 million in net proceeds

•	UpCurve, our small and medium business (“SMB”) solutions platform, achieved $19.4 million in revenue, a 27.0% increase to prior year for the quarter. Excluding the $1.4 million impact of ASC Topic 606, UpCurve revenue growth was 36.3% compared to prior year.Δ°

Summary of First Quarter 2018 Results

GAAP Reporting	Q1 2018
Revenues	$340.8
Operating income	$7.1
Net income / (loss)	($0.7)

Non-GAAP Reporting*	Q1 2018
As Adjusted EBITDA	$32.5
Free Cash Flow	$22.5

*	For definitions and reconciliations of Non-GAAP Reporting measures, please refer to the Non-GAAP Financial Measures Note and reconciliations below.

Δ	Comparison to prior year reported Propel Business Services revenue.
°	The Company adopted the FASB Accounting Standard Update to “Revenue from Contracts with Customers” – ASC Topic 606 regarding revenue recognition (“ASC Topic 606”) on January 1, 2018 using a modified retrospective method. Therefore, past periods will not be adjusted, thus impacting comparability of figures to prior year.

“We are pleased with our results in the first quarter across nearly all facets of our business plan. Our financial results were strong and continue to improve in terms of organic same store revenue trends, our acquisition activity was robust, and we declared a quarterly dividend of $0.37 per share,” said Michael E. Reed, New Media President and Chief Executive Officer. “From a financial standpoint the first quarter was quite good, with Revenue, As Adjusted EBITDA and Free Cash Flow all increasing by double digits versus first quarter last year on a reported basis. This performance was driven by our accretive acquisitions and the organic growth we are realizing in our newer businesses, particularly UpCurve and GateHouse Live.”

“An important measure for us is the organic same store revenue trend. We are very pleased to report that we saw improvement in this trend for the second consecutive quarter. First quarter same store revenues, excluding the $1.4 million impact of ASC Topic 606, were down 4.5%, as compared to 5.6% in Q4 last year and 6.4% in Q3 last year We are excited about the direction we are moving, and the impact that our investments in growth initiatives are having on our overall performance.”

“2018 is off to a great start from an acquisition standpoint, too. We have closed $112.5 million in newspaper acquisitions this year to date. All of these deals fit within our acquisition criteria, and valuation expectations. Further, our new markets are outstanding and we are very optimistic about the growth potential for UpCurve and GateHouse Live in these new markets. We also expect to close another $20-$25 million in acquisitions before the end of the second quarter. Finally, the pipeline for future deals remains strong.”

“Our new business initiatives all experienced very nice growth in the quarter. UpCurve, GateHouse Live and our promotions business all grew at rates of more than 25%. We expect these growth rates to continue and in some cases improve as the year goes on.”

“When we look at our newly acquired businesses, combined with the strong and improving financial performance we are seeing, it gives us great optimism with regard to our opportunity to deliver strong returns for our shareholders.”

First Quarter 2018 Financial Results

New Media recorded total revenues of $340.8 million for the quarter, up 10.8% to the prior year, and down 4.5% on an organic same store basis, excluding the $1.4 million impact of ASC Topic 606. This was an improvement of 110bps from the fourth quarter organic same store trend. Traditional Print Advertising decreased 12.3% on an organic same store basis. Over the past four quarters, this trend has held stable, declining in a 12-14% range.

Digital revenue increased 23.3% on a reported basis from the prior year to $38.6 million, or grew 27.8% excluding the $1.4 million impact of ASC Topic 606. UpCurve generated $19.4 million in revenue, an increase of 27.0% to the prior year on a reported basis. Excluding the $1.4 million impact of ASC Topic 606, UpCurve performance increased 36.3% to the prior year.

Circulation revenue declined 1.6% on an organic same store basis. With regards to consumer marketing, we are making some new strategic investments that we believe will lead to growth and that we expect to be realized in our performance later in 2018 and 2019. Commercial Print, Distribution and Events revenue increased 5.8% to the prior year on an organic same store basis, with Promotions and GateHouse Live being a large contributor to this growth.

Operating income was $7.1 million and Net loss was $0.7 million.

As Adjusted EBITDA and Free Cash Flow were $32.5 million and $22.5 million, respectively.

First Quarter 2018 Dividend

New Media’s Board of Directors declared a first quarter 2018 cash dividend of $0.37 per share of common stock. The dividend is payable on May 16, 2018 to shareholders of record as of the close of business on May 14, 2018.

The declaration and payment of any dividends are at the sole discretion of the Board of Directors, which may decide to change the Company’s dividend policy at any time.

Share Repurchase Extension

New Media’s Board of Directors authorized an extension of the Company’s previously announced authorization to repurchase up to $100 million of the Company’s common stock (the “Share Repurchase Program”) through May 18, 2019. Under the program, the Company may purchase its shares from time to time in the open market or in privately negotiated transactions. The amount and timing of the purchases will depend on a number of factors including the price and availability of the Company’s shares, trading volume, capital availability, Company performance and general economic and market conditions. The Company may also from time to time establish a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, or effect one or more tender offers, to facilitate purchases of its shares under this authorization. The stock repurchase program may be suspended or discontinued at any time.

Additional Information

For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of New Media’s website, www.newmediainv.com, and the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, which will be available on the Company’s website. Nothing on our website is included or incorporated by reference herein.

Earnings Conference Call

New Media’s management will host a conference call on Thursday, May 3, 2018 at 10:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of New Media’s website, www.newmediainv.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-855-319-1124 (from within the U.S.) or 1-703-563-6359 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Media First Quarter Earnings Call” or access code “73796667.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newmediainv.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available approximately three hours following the call’s completion through 11:59 P.M. Eastern Time on Thursday, May 10, 2018 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “73796667.”

About New Media Investment Group Inc.

New Media supports small to mid-size communities by providing locally-focused print and digital content to its consumers and premier marketing and technology solutions to our small and medium business partners. The Company is one of the largest publishers of locally based print and online media in the United States as measured by our 144 daily publications. As of April 1, 2018, New Media operates in over 565 markets across 38 states reaching over 23 million people on a weekly basis and serves over 219,000 business customers.

For more information regarding New Media and to be added to our email distribution list, please visit www.newmediainv.com.

Same Store and Organic Same Store Revenues

Same store results take into account material acquisitions and divestitures of the Company by adjusting prior year performance to include or exclude financial results as if the Company had owned or divested a business for the comparable period. The results of several acquisitions (“tuck-in acquisitions”) were funded from the Company’s available cash and are not considered material. Organic same store revenues are same store revenues adjusted to remove non-material acquisitions and non-material divestitures, and to adjust for Commercial Print revenues that are now intercompany.

Non-GAAP Financial Measures

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow

The Company defines Adjusted EBITDA as net income (loss) from continuing operations before income tax expense (benefit), interest/financing expense, depreciation and amortization, and non-cash impairments. The Company defines As Adjusted EBITDA as Adjusted EBITDA before transaction and project costs, merger and acquisition related costs, integration and reorganization costs, gain/loss on sale or disposal of assets, non-cash items such as non-cash compensation, and Adjusted EBITDA from non-wholly owned subsidiaries. The Company defines Free Cash Flow as As Adjusted EBITDA less capital expenditures, cash taxes, interest paid, and pension payments.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. New Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on the Company’s day-to-day operations; and

•	Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance.

We use Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow as measures of our deployed revenue generating assets between periods on a consistent basis. We believe As Adjusted EBITDA and Free Cash Flow measure our financial performance and help identify operational factors that management can impact in the short term, mainly our operating cost structure and expenses. We exclude mergers and acquisition, transaction, and project related costs such as diligence activities and new financing related costs because they represent costs unrelated to the day-to-day operating performance of the business that management can impact in the short term. We consider the loss on early extinguishment of debt to be financing related costs associated with interest expense or amortization of financing fees, which by definition are excluded from Adjusted EBITDA. Such charges are incidental to, but not reflective of our day-to-day operating performance of the business that management can impact in the short term.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our ability to deliver on our investment thesis and execute on our operational strategy and growth initiatives, including growing our digital and events businesses, our ability to complete the anticipated acquisitions and disposition described in this press release and the anticipated timing of closing such acquisitions and disposition, the availability of future acquisitions and strategic opportunities, finding, pursuing and completing future acquisitions and strategic opportunities and the benefits associated with such opportunities, including our ability to grow our digital and events businesses in newly acquired markets, our ability to pay continue to deliver shareholder returns, expected revenue trends, including expectations for revenue growth in our digital, events, circulation and consumer marketing businesses, and the impact of such growth on organic same store revenue trends, our ability to realize growth from our investments in consumer marketing, the amount, timing and manner of the Company’s repurchase of its shares pursuant to the stock repurchase program described above and our ability to identify, implement, and realize expense savings. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties, such as continued declines in traditional revenue categories, economic conditions in the markets in which we operate, competition from other media companies, the possibility of insufficient interest in our digital business, technological developments in the media sector, an ability to source acquisition opportunities with an attractive risk-adjusted return profile, inadequate diligence of acquisition targets, and difficulties integrating and reducing expenses, including at our newly acquired businesses. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:

Ashley Higgins, Investor Relations

ir@newmediainv.com

(212) 479-3160

Source: New Media Investment Group Inc.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share data)

	April 1, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$67,026	$43,056
Restricted cash	3,106	3,106
Accounts receivable, net of allowance for doubtful accounts of $7,815 and $5,998 at April 1, 2018 and December 31, 2017, respectively	133,852	151,692
Inventory	22,273	18,654
Prepaid expenses	27,920	23,378
Other current assets	25,595	23,311

Total current assets	279,772	263,197
Property, plant, and equipment, net of accumulated depreciation of $182,318 and $171,395 at April 1, 2018 and December 31, 2017, respectively	358,539	373,123
Goodwill	243,673	236,555
Intangible assets, net of accumulated amortization of $74,743 and $67,588 at April 1, 2018 and December 31, 2017, respectively	413,756	403,493
Other assets	9,130	7,178

Total assets	$1,304,870	$1,283,546

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$12,124	$2,716
Accounts payable	19,263	15,750
Accrued expenses	77,755	97,027
Deferred revenue	95,215	88,164

Total current liabilities	204,357	203,657
Long-term liabilities:
Long-term debt	396,510	357,195
Deferred income taxes	7,988	8,080
Pension and other postretirement benefit obligations	25,177	25,462
Other long-term liabilities	16,258	14,759

Total liabilities	650,290	609,153

Stockholders’ equity:
Common stock, $0.01 par value, 2,000,000,000 shares authorized; 53,580,827 shares issued and 53,390,913 shares outstanding at April 1, 2018; 53,367,853 shares issued and 53,226,881 shares outstanding at December 31, 2017	536	534
Additional paid-in capital	664,805	683,168
Accumulated other comprehensive loss	(5,528)	(5,461)
Accumulated deficit	(3,417)	(2,767)
Treasury stock, at cost, 189,914 and 140,972 shares at April 1, 2018 and December 31, 2017, respectively	(1,816)	(1,081)

Total stockholders' equity	654,580	674,393

Total liabilities and stockholders' equity	$1,304,870	$1,283,546

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS (UNAUDITED)

(In thousands, except per share data)

	Three months ended
	April 1, 2018	March 26, 2017
Revenues:
Advertising	$163,259	$155,564
Circulation	129,991	110,806
Commercial printing and other	47,515	41,154

Total revenues	340,765	307,524

Operating costs and expenses:
Operating costs	196,389	177,790
Selling, general, and administrative	118,819	106,202
Depreciation and amortization	19,247	17,604
Integration and reorganization costs	2,430	2,370
Impairment of long-lived assets	—	6,485
(Gain) loss on sale or disposal of assets	(3,171)	88

Operating income (loss)	7,051	(3,015)
Interest expense	8,352	7,218
Other income	(520)	(217)

Loss before income taxes	(781)	(10,016)
Income tax benefit	(116)	(6,331)

Net loss	$(665)	$(3,685)

Loss per share:
Basic:
Net loss	$(0.01)	$(0.07)

Diluted:
Net loss	$(0.01)	$(0.07)

Dividends declared per share	$0.37	$0.35

Comprehensive loss	$(732)	$(3,657)

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	Three months ended
	April 1, 2018	March 26, 2017
Cash flows from operating activities:
Net loss	$(665)	$(3,685)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	19,247	17,604
Non-cash compensation expense	1,163	831
Non-cash interest expense	504	696
Deferred income taxes	(92)	(5,065)
(Gain) loss on sale or disposal of assets	(3,171)	88
Pension and other postretirement benefit obligations	(369)	(422)
Impairment of long-lived assets	—	6,485
Changes in assets and liabilities:
Accounts receivable, net	19,409	13,688
Inventory	(3,169)	592
Prepaid expenses	(3,888)	(3,932)
Other assets	(1,289)	(480)
Accounts payable	3,030	3,511
Accrued expenses	(17,573)	(13,295)
Deferred revenue	4,027	1,563
Other long-term liabilities	1,499	69

Net cash provided by operating activities	18,663	18,248

Cash flows from investing activities:
Acquisitions, net of cash acquired	(29,409)	(21,709)
Purchases of property, plant, and equipment	(1,929)	(2,400)
Proceeds from sale of real estate and other assets	9,207	292

Net cash used in investing activities	(22,131)	(23,817)

Cash flows from financing activities:
Borrowings under term loans	49,750	—
Payment of debt issuance costs	(500)	—
Repayments under term loans	(1,031)	(10,877)
Payment of offering costs	—	(431)
Purchase of treasury stock	(735)	(607)
Payment of dividends	(20,046)	(18,876)

Net cash provided by (used in) financing activities	27,438	(30,791)

Net increase (decrease) in cash and cash equivalents	23,970	(36,360)
Cash, cash equivalents and restricted cash at beginning of period	46,162	175,652

Cash, cash equivalents and restricted cash at end of period	$70,132	$139,292

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

AS ADJUSTED EBITDA AND FREE CASH FLOW

(In thousands, except share data)

	Three months ended
	April 1, 2018	March 26, 2017
Net loss	$(665)	$(3,685)
Income tax benefit	(116)	(6,331)
Interest expense	8,352	7,218
Impairment of long-lived assets	—	6,485
Depreciation and amortization	19,247	17,604

Adjusted EBITDA from continuing operations	26,818	21,291
Non-cash compensation and other expense	6,450	2,940
Integration and reorganization costs	2,430	2,370
Loss (gain) on sale or disposal of assets	(3,171)	88

As Adjusted EBITDA	32,527	26,689
Interest Paid	(7,680)	(6,663)
Net capital expenditures	(1,929)	(2,400)
Pension payments	(369)	(422)
Cash taxes(1)	—	(13)

Free Cash Flow	22,549	17,191

Basic weighted average shares outstanding	52,934,640	53,186,746
Diluted weighted average shares outstanding	52,934,640	53,186,746

(1)	Cash paid, net of refunds.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

SAME STORE AND ORGANIC SAME STORE REVENUES

(In thousands)

	Three months ended
	April 1, 2018	March 26, 2017
Total revenues from continuing operations	$340,765	$307,524
Revenue adjustment for material acquisitions	—	—

Same Store Revenues	340,765	307,524
Tuck-in Acquisitions(1)	(50,750)	(2,434)

Organic Same Store Revenues(2)	290,015	305,090

(1)	Tuck-in acquisitions are adjusted to remove non-material acquisitions and non-material divestitures, and to adjust for Commercial Print revenues that are now intercompany.
(2)	Revenue recognized during the three months ended April 1, 2018 was impacted by $1,420 as a result of applying the Accounting Standard Update to ASC Topic 606. For comparison purposes to the prior year quarter, Organic Same Store Revenues, after excluding the impact of the Accounting Standard Update to ASC Topic 606, would have resulted in a decline of 4.5%.